EXHIBIT 15.3

To the Partners of Icahn Enterprises L.P.

We are aware of the inclusion in Icahn Enterprises L.P.'s Form 10-Q for the quarter ended September 30, 2012 and the incorporation by reference in the Registration Statement (Form S-3 No. 333-158705) of Icahn Enterprises L.P. of our report dated October 27, 2011 (except for certain 2011 financial information noted in such report, as to which the date is October 29, 2012) related to the 2011 consolidated interim financial statements included in the September 30, 2012 Form 10-Q of Federal-Mogul Corporation (not presented herein).
/s/Ernst & Young LLP
Detroit, Michigan
November 7, 2012